Exhibit 16.1

July 7, 2021

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentleman:

We are the former independent registered public accounting firm for ClearSign Technologies Corporation and Subsidiary (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated July 7, 2021 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Gumbiner Savett Inc.

Santa Monica, California